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EXHIBIT 10.3

70 PACIFIC STREET
CAMBRIDGE, MASSACHUSETTS 02139

LEASE SUMMARY SHEET

Execution Date:	July 12, 2002
Tenant:	PASSPORTS, a taste of Europe, corporation
Landlord:	Massachusetts Institute of Technology, a Massachusetts charitable corporation
Building:	70 Pacific Street, Cambridge, Massachusetts. The land on which the Building is located (the "Land") is more particularly described on Exhibit A attached hereto and incorporated herein.
Premises:
Retail Space No. 1071, consisting of approximately 2,361 square feet of space on the first (1st) floor of the Building, as more particularly shown as hatched, highlighted or outlined on the Lease Plan attached hereto as Exhibit B and incorporated herein.
Term Commencement Date:	The date on which Landlord delivers the Premises to Tenant with Landlord's Work substantially complete (which delivery is estimated to occur on July 1, 2002).
Rent Commencement Date:	The earlier to occur of (a) thirty (30) days after the Term Commencement Date, or (b) the day on which Tenant opens for business.
Expiration Date:	Five (5) years after the last day of the month in which the Rent Commencement Date occurs, unless earlier terminated or extended as set forth herein.
Extension Term(s):	One (1) Extension Term of Five (5) years
Permitted Uses:	Restaurant selling sandwiches and other deli food products, and for no other purposes whatsoever.
Tenant's Trade Name:	Passports (subject to Section 4.4 below)
Radius Restriction:	Two (2) miles

Base Rent:	RENT YEAR	ANNUAL BASE RENT	MONTHLY PAYMENT	PSF

	1-5	$94,440.00	$7,870.00	$40.00
	6-10	Calculated as set forth in Section 1.2(b)

Percentage Rent:	The Applicable Percentage of the difference between Gross Sales (hereinafter defined) and Two Million Dollars ($2,000,000)

("Minimum Annual Sales")

RENT YEAR	APPLICABLE PERCENTAGE
1 - 2	Two percent (2%)
3 - 5	Five Percent (5%)
6 - 10 (subject to Section 1.2 below)	Five Percent 5%

Security Deposit
Letter of Credit:	$16,527.00

        THIS INDENTURE OF LEASE (this "Lease") is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

        Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1.     LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS

        1.1    Lease Grant.    Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Term Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the "Term").

        1.2    Extension Terms.

          (a)   Provided (i) Tenant, an Affiliated Entity (hereinafter defined) and/or a Successor (hereinafter defined) is/are then occupying one hundred percent (100%) of the Premises; and (ii) no Event of Default has occurred (1) as of the date of the Extension Notice (hereinafter defined), (2) at the commencement of the applicable Extension Term (hereinafter defined), and (iv) Guarantor executes a written agreement in form and substance reasonably acceptable to Landlord whereby Guarantor agrees that the obligations of Guarantor under the Guaranty shall extend and apply during such Extension Term, Tenant shall have the option to extend the Term for one (1) additional term of five (5) years (the "Extension Term"), commencing as of the expiration of the initial term of the Lease. Tenant must exercise such option to extend by giving Landlord written notice (the "Extension Notice") on or before the date that is twelve (12) months prior to the expiration of the then-current term of the Lease, time being of the essence. Upon the timely giving of such notice, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during the Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises and Tenant shall have no further extend the Term. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term. Notwithstanding the fact that Tenant's proper and timely exercise of each option to extend the Term shall be self-executing, the parties shall promptly execute a lease amendment reflecting such Extension Term after Tenant exercises such option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant's exercise of its rights under this Section 1.2.

          (b)   The Base Rent during the Extension Term (the "Extension Term Base Rent") shall be based upon the fair market rental value of the Premises then demised to Tenant as of the commencement of the Extension Term as determined in accordance with the process described below, for renewals of space in the vicinity of the Building of equivalent quality, size, utility and location, with the length of the Extension Term and the credit standing of Tenant to be taken into account. Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the Extension Term. Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord's determination of the Extension Term Base Rent ("Tenant's Response Notice"). If Tenant fails timely to deliver Tenant's Response Notice, Landlord's determination of the Extension Term Base Rent shall be binding on Tenant.

          (c)   If and only if Tenant's Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord's determination of the Extension Term Base Rent and Tenant's submission of the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c). In such event, within five (5) days after receipt by Landlord of Tenant's Response Notice indicating Tenant's desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, "Landlord's Appraiser" and "Tenant's Appraiser"). Landlord's Appraiser and Tenant's Appraiser shall then jointly select a third appraiser (the "Third Appraiser"). All of the appraisers selected shall be individuals with at least five (5) years' commercial appraisal experience in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord's Appraiser and Tenant's Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select between the two (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord's Appraiser and Tenant's Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within ten (10) days of their respective appointments and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent. The Third Appraiser's decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own appraiser and shall share equally in the cost of the Third Appraiser.

          (d)   In no event (including the arbitration procedure set forth above) shall Base Rent payable by Tenant for any twelve (12) month period during the Extension Term be less than Base Rent payable by Tenant with respect to the twelve (12) month period immediately preceding the commencement of such Extension Term.

        1.3    Notice of Lease.    Each of the parties hereto agrees to join in the execution, in recordable form, of a statutory notice of lease and/or written declaration in which shall be stated the Term Commencement Date, the Rent Commencement Date, and the Expiration Date, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and filed with the Registry District of the Land Court (collectively, the "Registry") at Tenant's sole cost and expense. Upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of lease and Tenant shall promptly execute and deliver the same to Landlord for Landlord's execution and recordation with the Registry. If Tenant fails to deliver the executed notice of termination of lease within ten (10) days of receipt thereof, Landlord may execute same on Tenant's behalf, Tenant hereby appointing Landlord as Tenant's attorney-in-fact to execute the same under the foregoing circumstances.

        1.4    Appurtenant Rights.    Tenant shall have, as appurtenant to the Premises, rights to use in common, with others entitled thereto, subject to the Rules and Regulations (hereinafter defined) the following areas (such areas are hereinafter referred to as the "Common Areas"): (i) the common lobbies, loading docks, hallways and stairways of the Building, (ii) common walkways necessary for access to the Building, (iii) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities of such floor; and (iv) other areas designated by Landlord from time to time for the common use of commercial tenants of the Building; and no other appurtenant rights or easements.

        1.5    Tenant's Access.

          (a)   From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to Legal Requirements, the terms of this Lease and matters of record.

          (b)   Tenant shall have the right to access the Premises, at Tenant's sole risk, prior to the Term Commencement Date for purposes reasonably related to the performance of Tenant's Work (hereinafter defined), provided such access does not materially interfere with the preparation for or performance of Landlord's Work (hereinafter defined). Tenant shall, prior to the first entry to the Premises pursuant to this Section 1.5, provide Landlord with binders of insurance evidencing that the insurance required in Article 10 hereof is in full force and effect and covering any person or entity entering the Building. Tenant shall defend, indemnify and hold Landlord and Landlord's agents, contractors and employees (collectively with Landlord, the "Landlord Parties") harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, "Claims") for injury to persons or property resulting from or relating to Tenant's access to and use of the Premises prior to the Term Commencement Date as provided under this Section 1.5. Tenant shall coordinate any access to the Premises prior to the Term Commencement Date with Landlord's property manager.

        1.6    Exclusions.    The following are expressly excluded from the Premises and reserved to Landlord: all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.4 above.

2.     RIGHTS RESERVED TO LANDLORD

        2.1    Additions and Alterations.    Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Building (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable, provided, however, that there be no material obstruction of access to, or material interference with the use and enjoyment of, the Premises by Tenant. Subject to the foregoing, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

        2.2    Name and Address of Building.    Landlord reserves the right at any time and from time to time to change the name or address of the Building provided Landlord gives Tenant at least six (6) months' prior written notice thereof.

        2.3    Landlord's Access.    Tenant shall (a) permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not materially reduce the floor area or materially adversely affect the appearance thereof; (b) upon as much advance notice as is practical under the circumstances (except that no notice shall be required in emergency situations), permit Landlord and any mortgagee of the Building and/or the Land or of the interest of Landlord therein (each, a "Mortgagee"), and their agents, employees and contractors, to have free and unrestricted access to and to enter upon the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities (collectively, "Legal Requirements"), or exercising any right reserved to Landlord under this Lease (including without limitation the right to take upon or through, or to keep and store within the Premises all necessary materials, tools and equipment); and (c) permit Landlord and its agents and employees, at reasonable times, upon reasonable advance notice, to show the Premises during ordinary business hours to any prospective

Mortgagee or purchaser of the Building and/or the Land or of the interest of Landlord therein, and, during the last twelve (12) months of the Term, prospective tenants.

        2.4    Tenant Remains Obligated.    Nothing contained in this Article 2 shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to making any repair, replacement or improvement or complying with any Legal Requirements.

        2.5    Minimize Interference.    Except in the event of an emergency, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant's business operations and use and occupancy of the Premises in connection with the exercise any of the foregoing rights under this Article 2.

3.     CONSTRUCTION.

        3.1    Landlord's Work.    Subject to delays due to governmental regulation, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord's control (collectively "Landlord's Force Majeure") and subject to any act or omission by Tenant and/or Tenant's agents, servants, employees, consultants, contractors, subcontractors, licensees and/or subtenants (collectively with Tenant, the "Tenant Parties") which causes an actual delay in the performance of Landlord's Work (a "Tenant Delay"), Landlord, at Landlord's sole cost and expense, shall substantially complete the work more particularly described in Exhibit C attached hereto ("Landlord's Work"). In addition, Landlord shall install a heating, ventilating and air conditioning unit in, and exclusively serving, the Premises in a location reasonably approved by Landlord and Tenant. Tenant acknowledges and agrees that the installation of the HVAC Unit may not be completed before the Term Commencement Date. Landlord shall use commercially reasonable efforts to complete such installation on or before the Rent Commencement Date.

        3.2    Punchlist Items.    Promptly following delivery of the Premises to Tenant with Landlord's Work substantially complete, Landlord and Tenant shall inspect the Premises and mutually prepare a list (the "Punchlist") of outstanding items which need to be performed to complete Landlord's Work (the "Punchlist Items"). Subject to Landlord's Force Majeure and Tenant Delays, Landlord shall complete all Punchlist Items within thirty (30) days of the date of the Punchlist.

        3.3    Tenant's Work.    On or before September 1, 2002, Tenant shall, at Tenant's sole cost and expense, perform and complete the work necessary to prepare the Premises for Tenant's occupancy, including without limitation the installation of any and all ducts and shafts necessary to distribute heat and air conditioning throughout the Premises from the HVAC Unit (collectively, "Tenant's Work") (a) in accordance with construction drawings approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed provided the same comply with the requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building; (b) using contractors reasonably approved by Landlord; and (c) in compliance with the provisions of Article 8 below. Tenant shall be responsible for all elements of the design of the plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant's furniture, appliances and equipment therein). Landlord agrees to respond to any request for approval of the plans within ten (10) business days of receipt thereof.

4.     USE OF PREMISES

        4.1    Permitted Uses.    Tenant shall during the Term continuously and uninterruptedly use the Premises only for the Permitted Uses and for no other purposes. Tenant shall conduct its usual and customary business during normal business hours but at least from 7 A.M. to 9 P.M. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they designed.

        4.2    Prohibited Uses.

          (a)   Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination retail and residential building and the Permitted Uses) shall (a) impair the appearance or reputation of the Building; (b) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; (c) occasion discomfort, inconvenience or annoyance in any material respect (and Tenant shall not install or use any electrical or other equipment of any kind, which, in the reasonable judgment of Landlord, will cause any such impairment, interference, discomfort, inconvenience, annoyance or injury), or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (d) cause harmful air emissions or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation of the Building as a combination retail and residential facility of the first class in the quality of its maintenance, use, or occupancy; or (v) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder.

          (b)   With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not: (i) place or maintain any signage, trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with the use of any driveway, corridor, footwalk, parking area, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; (vi) use the name of the Building, Landlord, or any of Landlord's affiliates or subsidiaries or any photograph, film, drawing, or other depiction or representation of the Building or any part thereof, which contains signage or distinctive architectural characteristics that cause the scene photographed, filmed, drawn, depicted, or represented to be identifiable as being the Building, in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord's prior written consent; (vii) except in connection with Tenant's Work and/or Alterations (hereinafter defined) approved by Landlord, cause or permit any hole to be drilled or made in any part of the Building; (viii) use or permit the use of any objectionable advertising medium such as, without limitation, loudspeakers, phonographs, public address systems, sound amplifiers, reception of radio or television broadcasts within the Building, which is in any manner audible or visible outside of the Premises; (ix) distribute handbills or other advertising matter in any Common Areas; or (x) use the lobbies, corridors or any other Common Areas adjacent to the Premises for the sale or display of any merchandise or for any other business, occupation or undertaking.

        4.3    Permits.    If any governmental license or permit shall be required for the proper and lawful conduct of Tenant's business, Tenant, at Tenant's expense, shall duly procure and thereafter maintain such license and submit the same for inspection by Landlord. Tenant, at Tenant's expense, shall at all times comply with the terms and conditions of each such license or permit. Tenant shall furnish all data and information to governmental authorities, with a copy to Landlord, as required in accordance with Legal Requirements as they relate to Tenant's use or occupancy of the Premises or the Building. Landlord shall cooperate with Tenant, at Tenant's sole cost and expense, in connection with its application for any required licenses, permits and approvals for the Permitted Uses.

        4.4    Tenant's Trade Name.    Unless otherwise approved by Landlord, Tenant and any successor of Tenant shall conduct business at and from the Premises only using Tenant's Trade Name. Subject to Legal Requirements, Tenant shall have the right to change Tenant's Trade Name, upon at least thirty (30) days' prior written notice to Landlord ("Tenant's Trade Name Notice"), provided, however, that (i) such trade name is being used at the time of any such change by a majority of Tenant's Stores previously operating under Tenant's Trade Name; and (ii) Tenant shall fully comply with the provisions of this Lease pertaining to use and signage. Tenant's Trade Name Notice shall include evidence reasonably satisfactory to Landlord that the foregoing requirements have been met.

        4.5    Radius Restriction.

          (a)   From and after the Execution Date and until the end of the Term, and for so long thereafter as Tenant remains in occupancy (any earlier termination resulting from Tenant's default notwithstanding), Tenant covenants and agrees that neither Tenant nor any person, firm or other entity that directly or indirectly controls or is directly controlled by Tenant or is connected or affiliated with Tenant, including without limitation any affiliate, subsidiary, guarantor, principal, partner, shareholder, employee, agent, franchisee, officer, director, licensor, licensee, investor or lender (collectively, "Associates") shall own, operate, manage, franchise, license, maintain or have any significant affiliation, interest or investment, either directly or indirectly, in any business, store, or other establishment that is (i) the same as, similar to or in competition with Tenant's business in the Premises (such same, similar or competing business is hereinafter referred to as a "Violating Business"); and (ii) located within any building or building complex, any portion of which is located within a two (2) mile radius as measured from any point on the perimeter of the Building. Notwithstanding the previous sentence of this Section 4.5(a), Tenant and/or its Associates may own, operate, manage, franchise, license, maintain and/or have a significant affiliation with a Violating Business that is located in (A) Boston, Massachusetts, or (B) west of the intersection of Massachusetts Avenue and Mount Auburn Street in Cambridge, Massachusetts.

          (b)   If Tenant shall fail to comply with the provisions of this Section 4.5, Landlord shall have the right, in addition to all other rights and remedies available at law or in equity, to require that the gross sales (calculated in the same manner as Gross Sales (hereinafter defined) under this Lease) from such Violating Business be included in the computation of Gross Sales for purposes of calculating Percentage Rent hereunder, and, at Landlord's election, for other applicable purposes under this Lease as though such gross sales had actually been made from the Premises.

          (d)   Tenant shall make all Records (hereinafter defined) necessary to establish gross sales of the Violating Business available to Landlord. Landlord shall have the same rights of inspection and audit with respect to the gross sales of such Violating Business as is provided in Section 5.4 below. However, Tenant shall pay all costs associated with such inspection and audit of the Violating Business(es). If Tenant fails to supply all Records for such Violating Business in accordance with Section 5.4 below, or if the Records are not adequate to ascertain the Violating Business's gross sales, or if Landlord, in its sole discretion, deems the reports unreliable, then at Landlord's option, the gross sales from such Violating Business shall conclusively be deemed to be equal to the greater of (i) ninety percent (90%) of Gross Sales from the Premises for the same period, or (ii) the product of $250.00 per day multiplied by the number of days that the Tenant is in violation of the this Section 4.5.

5.     RENT; ADDITIONAL RENT

        5.1    Base Rent.    During the Term, Tenant shall pay to Landlord the Base Rent, additional rent and other charges reserved and covenanted to be paid under the Lease in respect of the Premises (collectively, "Rent") in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month. Unless otherwise expressly provided herein, the payment of Rent shall commence on the Rent Commencement Date. If the Rent Commencement Date is on any day other than the first day of a calendar month, Rent for such calendar month shall be prorated accordingly. Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to

Landlord's agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

        5.2    INTENTIONALLY DELETED

        5.3    INTENTIONALLY DELETED

        5.4    Percentage Rent.

          (a)   "Gross Sales" shall mean the aggregate gross amount of all sales, transactions and receipts in, upon, from or through the use of the Premises, directly or indirectly, whether at wholesale or retail, whether by telephone or mail or in-person, whether in cash, charged or on credit (and if charged or on credit, whether or not collected or charged off in whole or in part), and whether payment therefor or delivery of merchandise or services shall be made at or from some other place, and whether made directly or indirectly by Tenant or others in the Premises (including without limitation any assignees, subtenants, and concessionaires, it being agreed by Tenant that sales of such others shall be itemized separately in each of the statements referenced in Sections 5.4(c) and (d) below, and that nothing herein contained shall in any way affect the provisions of Article 9 below prohibiting a Transfer (hereinafter defined) without Landlord's prior written consent), and whether or not through or from vending or other machines, excepting only (a) sales of merchandise previously included in Gross Sales but later returned, but only to the extent to which cash shall have been refunded or other merchandise exchanged, (b) the amount of any sales or use tax separately stated to the purchaser, (c) the exchange of merchandise between various locations operated by Tenant, if any, where such exchange is made solely for the convenience of Tenant and not for the purpose of consummating a sale which otherwise would have been included in Gross Sales, (d) sales to Tenant's employees at the Premises made at a discount (provided such excluded amount shall not exceed one (1%) percent of Gross Sales); (e) any insurance proceeds received by Tenant as a result of business interruption (other than lost profits), damage to inventory or damage to any other property used by Tenant in the conduct of its business and not caused by the acts or omissions of any of the Tenant Parties; (f) catering orders received at the Premises, but which are (i) filled from another of Tenant's locations and (ii) treated by Tenant as sales at said other location; and (g) redemption of gift certificates, provided that the revenues from the sale of gift certificates are included in Gross Sales.

          (b)   With respect to each and every Rent Year during the Term in which Gross Sales exceed Minimum Annual Sales, Tenant shall pay to Landlord, as additional rent, Percentage Rent. Gross Sales for each Rent Year shall be computed separately.

          (c)   On or before the fifteenth (15th) day of January, April, July and October of each Rent Year during the Term, Tenant shall deliver to Landlord a true and correct statement signed and sworn to by Tenant's chief financial officer of Tenant setting forth the Gross Sales for the preceding three (3) full calendar months and the aggregate Gross Sales from the beginning of the then current Rent Year to the end of the preceding calendar month, and specifying the Percentage Rent payable, if any, with respect to such three (3) calendar months. Such statement shall be accompanied by payment of the applicable Percentage Rent amount.

          (d)   Within sixty (60) days after the end of each Rent Year, and within thirty (30) days after the effective date of any earlier termination of this Lease, Tenant shall deliver to Landlord a true and correct statement signed and sworn to by Tenant's chief financial officer and by a certified public accountant, setting forth and certifying to the Gross Sales for such Rent Year and specifying the Percentage Rent payable with respect to such Rent Year. Such statement and certification shall be accompanied by payment of the Percentage Rent shown thereon as due and not previously paid.

          (e)   Tenant agrees to keep at the Premises, or in such other location as Tenant shall designate in the Commonwealth of Massachusetts, true and correct records, books and other documents (including without limitation financial journals, sales summary records, general ledgers, daily dated cash register tapes and summary tapes, pre-numbered sales slips, daily sales and/or point of sale reports, financial statements, bank statements, records of daily bank deposits from transactions at of from the Premises, duplicate validated bank deposit slips, purchase invoices, inventory and receiving records, pricing schedules or other materials showing price mark-ups, federal, state and local income tax returns, state and local sales tax reports, settlement statements of transactions with subtenants, licensees and concessionaires, and materials necessary to document permitted exclusions or deductions from Gross Sales) relating to all of Gross Sales during the preceding thirty-six (36) month period (collectively, the "Records"). Tenant shall, upon not less than thirty (30) days' prior written notice, submit and make such Records available to Landlord or its representatives for inspection and audit thereof at the Premises or Landlord's office or such other location in the continental United States as Landlord may from time to time direct. Tenant shall permit and cooperate with Landlord with respect to such inspections and audits. In connection with any examination or audit, Landlord and/or its representatives shall have the right to inspect the records from any other store operated by Tenant, but only if such inspection is reasonably necessary to verify Tenant's reporting of Gross Sales. If Tenant makes a Transfer, Tenant is responsible for ensuring that the transferee's books and records conform to the requirements hereof, and Landlord shall have the right to inspect, examine or audit all books and records maintained by such transferee. Tenant shall install and maintain on the Premises cash registers having a sealed, permanent, cumulative record of all sales reflected on such cash registers and Tenant shall, in fact, record all of the Gross Sales on such register. If Tenant fails at any time to maintain the Records and to make the same available to Landlord and its representatives with respect to Gross Sales for any Rent Year, following written notice by Lessor and a twenty (20) day cure period, the Gross Sales for such Rent Year shall, for all purposes under this Lease, be deemed to be the greater of (a) the Gross Sales for such Rent Year computed without reference to this sentence, and (b) one hundred fifty percent (150%) of the largest volume of Gross Sales for any of the three (3) prior Rent Years during the Term. In the event that any such inspection and/or audit by Landlord should disclose an error in the reporting of Gross Sales, Tenant shall pay to Lessor, as additional rent, on demand, the amount of Percentage Rent due and not previously paid. In the event that any such inspection and/or audit by Landlord should disclose an underreporting in excess of two percent (2%) of such Gross Sales, Tenant shall pay to Landlord, as additional rent, on demand, Landlord's costs and expenses of such inspection and/or audit. If two or more separate audits or inspections within a three-year period disclose that Tenant has underreported Gross Sales by more than two percent (2%), then the second instance of such underreporting shall be considered an "Event of Default" hereunder and Landlord may immediately exercise any and all remedies available under this Lease. The foregoing covenants shall survive the termination or expiration of this Lease.

        5.5    Late Payments.

          (a)   Any payment of Rent due hereunder not paid when due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of five (5) percentage points over the so-called prime rate charged from time to time by Fleet National Bank, or its successor national bank, or at any applicable lesser maximum legally permissible rate for debts of this nature (the "Default Rate").

          (b)   Additionally, if Tenant fails to make any payment within five (5) days after due date therefor, Landlord may charge Tenant a fee, which shall constitute liquidated damages, equal to One Hundred Dollars ($100) per day for each day such payment is late.

          (c)   For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge of the greater of (i) $75.00, or (ii) such amount as shall be customarily charged by Landlord's bank at the time.

          (e)   Money paid by Tenant to Landlord shall be applied to Tenant's account in the following order: first, to any unpaid Additional Rent, including without limitation late charges, returned check charges, legal fees and/or court costs legally chargeable to Tenant; and then to unpaid Base Rent.

          (f)    The parties agree that the late charge referenced in Section 5.5(b) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord's money by Tenant, while the payment of late charges is to compensate Landlord for Landlord's processing, administrative and other costs incurred by Landlord as a result of Tenant's delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant's default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

        5.6    No Offset; Independent Covenants.    Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. Tenant waives all rights (i) to any abatement, suspension, deferment, reduction or deduction of or from Rent, and (ii) to quit, terminate or surrender the Lease or the Premises or any part thereof, except as expressly provided herein. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that Rent shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to payor perform the same shall have been terminated pursuant to an express provision of the Lease.

        5.7    Survival.    Any obligations under this Article 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6.     UTILITIES, HVAC; WASTE REMOVAL

        6.1    Electricity.    Landlord shall, at Landlord's expense, furnish and install in a location approved by Landlord in or near the Premises such necessary metering equipment approved by Landlord to measure electricity furnished to the Premises. Tenant, at Tenant's expense, shall maintain and keep in repair such metering equipment. Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor either to Landlord or directly to the supplier thereof, at Landlord's election.

        6.2    Water.    Landlord shall install a separate water meter for the Building and shall allocate the water meter charges, together with any sewer charges based on said meter charges, among the tenants of the Building based upon estimated water usage, as reasonably estimated by Landlord. Landlord shall provide Tenant with reasonable back-up documentation regarding the total charges and the method of allocating the charges to Tenant. Tenant shall pay to Landlord, as additional rent hereunder, its allocated share of water charges within ten (10) days of demand therefor.

        6.3    Heat, Ventilating and Air Conditioning.    Landlord shall furnish hot water to the Premises during the normal heating season during normal business hours for use in connection with Tenant's heating equipment. Landlord shall furnish to and distribute in the Premises chilled water for use in connection Tenant's air conditioning equipment when air conditioning may reasonably be required during normal business hours for the comfortable occupancy of the Premises by Tenant. Whenever the air conditioning systems are in operation, Tenant agrees to use reasonable efforts to lower and close the blinds or drapes when necessary because of the sun's position, and to cooperate fully with Landlord with regard to, and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the air conditioning systems. Landlord will use reasonable efforts upon no less than twenty-four (24) hours' advance written notice from Tenant, to furnish additional heat or air conditioning services to the Premises on days and at times other than as above provided.

        6.4    Other Utilities.    Subject to Landlord's reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto.

        6.5    Interruption or Curtailment of Utilities.    When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than twenty-four (24) hours' notice except in the event of an emergency, to interrupt, curtail, stop or suspend (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant's obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

        6.6    Trash Removal.    Throughout the Term, Tenant shall, at its sole cost and expense: (i) keep any garbage, trash, rubbish and refuse (collectively, "Trash") in vermin-proof containers within the interior of the Premises until removed; and (ii) deposit such Trash on a daily basis, in designated receptacles provided by Landlord. At its option, Landlord, at Tenant's cost, may furnish (or authorize others to furnish) a service for the removal of Trash from receptacles designated by Landlord. Otherwise, Tenant must contract for daily removal of its Trash at Tenant's sole cost and expense.

        6.7    Grease Traps.    At Tenant's sole cost and expense, Tenant shall (a) install grease traps reasonably satisfactory to Landlord, and (b) maintain, repair and replace such grease traps in good working order and condition at all times during the Term.

7.     MAINTENANCE AND REPAIRS

        7.1    Maintenance and Repairs by Tenant.    Tenant shall keep all and singular the Premises neat and clean and free of insects, rodents, vermin and other pests and in such good repair, order and condition as the same are in on the Term Commencement Date or in such better condition as the Premises may be put in during the Term, reasonable wear and tear and damage by fire or by other casualty excepted. Tenant shall be solely responsible, at Tenant's sole cost and expense, (a) for the proper maintenance of all equipment and appliances operated by Tenant, and (b) subject to Landlord's obligations set forth in Section 7.2 below, repairs and maintenance of any heating, ventilating and air conditioning equipment or security equipment installed by Tenant and/or exclusively serving the Premises. Tenant shall make, as and when needed as a result of misuse by, or neglect or improper conduct of any of the Tenant Parties or otherwise, all repairs in and about the Premises necessary to preserve them in such good repair, order and condition, which repairs shall be in quality and class equal to the original work.

        7.2    Maintenance and Repairs by Landlord.    Except as otherwise provided in Article 11, and subject to Tenant's obligations in Section 7.1 above, Landlord shall keep and maintain the roof, Building structure, structural floor slabs, columns, equipment installed by Landlord and the Common Areas of the Building in good repair, order and condition. In addition, Landlord shall maintain, repair and replace, as necessary, the HVAC Unit. Within ten (10) days after receipt of a written invoice, Tenant shall reimburse Landlord for the cost of such maintenance, repair and replacement; provided, however, that Tenant shall reimburse Landlord for the cost of capital repairs and replacements, if any, on an amortized (on a straight line) basis over the useful life thereof.

        7.3    Accidents to Sanitary and Other Systems.    Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises. Except as otherwise provided in Article 11, and subject to Tenant's obligations in Section 7.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 10.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

        7.4    Floor Load—Heavy Machinery.    Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements. Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, "Heavy Equipment"), which shall be placed so as to distribute the weight. Heavy Equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient in Landlord's reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord's Rules and Regulations with respect to the same. If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger's License to do said work, and that all work in connection therewith shall comply with Legal Requirements. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save the Landlord Parties harmless from and against any and all Claims resulting directly or indirectly from such moving. Proper placement of all Heavy Equipment in the Premises shall be Tenant's responsibility.

8.     ALTERATIONS AND IMPROVEMENTS BY TENANT

        8.1    Landlord's Consent Required.    Tenant shall not make any alterations, decorations, installations, removals, additions or improvements (including, without limitation, Tenant's Work) (collectively, "Alterations") in or to the Premises without Landlord's prior written approval of the contractor(s), written plans and specifications and a time schedule therefor. Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord's prior written consent. Landlord's approval of non-structural Alterations shall not be unreasonably withheld, conditioned or delayed, except for matters of aesthetics relating to Alterations to or affecting the roof and/or the exterior of the Building, which shall be determined in Landlord's sole discretion. Landlord may withhold its consent to any Alteration affecting the Building structure in its sole discretion. Tenant shall be responsible for all elements of the design of Tenant's plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant's furniture, appliances and equipment), and Landlord's approval of Tenant's plans shall in no event relieve Tenant of the responsibility for such design. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant. All Alterations shall be done at Tenant's sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate. If Tenant shall make any Alterations, then Landlord may elect to require Tenant at the expiration or sooner termination of the Term to restore the Premises to substantially the same condition as existed immediately prior to the Alterations. Tenant shall provide Landlord with reproducible record drawings of all Alterations within sixty (60) days after completion thereof.

        8.2    Harmonious Relations.    Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building or any part thereof.

        8.3    Liens.    No Alterations shall be undertaken or begun by Tenant until (i) Tenant has made provision for written waiver of liens from all contractors for such Alteration and taken other appropriate protective measures approved and/or required by Landlord; and (ii) Tenant has procured appropriate surety payment and performance bonds which shall name Landlord as an additional obligee and has filed lien bond(s) (in jurisdictions where available) on behalf of such contractors. Any mechanic's lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) business days thereafter, at Tenant's expense by filing the bond required by law or otherwise. If Tenant fails so to discharge any lien, Landlord may do so at Tenant's expense and Tenant shall reimburse

Landlord for any expense or cost incurred by Landlord in so doing, together with interest at the Default Rate until paid in full, within ten (10) days after receipt of an invoice therefor.

        8.4    General Requirements.    Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises; (b) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord's construction rules and regulations, all insurance requirements of the Lease, and Legal Requirements; and (c) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations. Tenant shall cause contractors employed by Tenant to (i) carry Worker's Compensation Insurance in accordance with statutory requirements, (ii) carry Automobile Liability Insurance and Commercial General Liability Insurance (A) naming Landlord as an additional insured, and (B) covering such contractors on or about the Premises in the amounts stated in Article 11 hereof or in such other reasonable amounts as Landlord shall require, and (iii) submit binders evidencing such coverage to Landlord prior to the commencement of any such Alterations.

9.     ASSIGNMENT, MORTGAGING AND SUBLETTING

        9.1    Landlord's Consent Required.    Except as otherwise set forth herein, Tenant shall not, without Landlord's prior written consent, which consent may be withheld in Landlord's sole discretion, assign, sublet, mortgage, license, transfer or encumber the Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise (each of the foregoing, a "Transfer"). Any purported Transfer made without Landlord's consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under the Lease. In the event of any Transfer in violation of this Article 9, Landlord shall have the right to terminate the Lease upon thirty (30) days' written notice to Tenant given within sixty (60) days after receipt of written notice from Tenant to Landlord of any Transfer, or within one (1) year after Landlord first learns of the Transfer if no notice is given. No Transfer shall relieve Tenant of its primary obligation as party-Tenant hereunder, nor shall it reduce or increase Landlord's obligations under the Lease.

        9.2    Landlord's Recapture Right

          (a)   Subject to Section 9.4 below, Tenant shall, prior to offering or advertising the Premises or any portion thereof for a Transfer, give a written notice (the "Recapture Notice") to Landlord which: (i) states that Tenant desires to make a Transfer, (ii) identifies the affected portion of the Premises (the "Recapture Premises"), (iii) identifies the period of time (the "Recapture Period") during which Tenant proposes to sublet the Recapture Premises or to assign its interest in the Lease, and (iv) offers to Landlord to terminate the Lease with respect to the Recapture Premises (in the case of a proposed assignment of Tenant's interest in the Lease or a subletting for the remainder of the term of the Lease) or to suspend the Term for the Recapture Period (i.e. the Term with respect to the Recapture Premises shall be terminated during the Recapture Period and Tenant's rental obligations shall be proportionately reduced). Landlord shall have fifteen (15) business days within which to respond to the Recapture Notice.

          (b)   If Tenant does not enter into a Transfer on the terms and conditions contained in the Recapture Notice on or before the date which is one hundred eighty (180) days after the earlier of: (x) the expiration of the 15-business day period specified in Section 9.2(a) above, or (y) the date that Landlord notifies Tenant that Landlord will not accept Tenant's offer contained in the Recapture Notice, then prior to entering into any Transfer after such 180-day period, Tenant must deliver to Landlord a new Recapture Notice in accordance with Section 9.2(a) above

          (c)   Notwithstanding anything to the contrary contained herein, if Landlord notifies Tenant that it accepts the offer contained in the Recapture Notice or any subsequent Recapture Notice,

  Tenant shall have the right, for a period of fifteen (15) days following receipt of such notice from Landlord, to notify Landlord in writing that it wishes to withdraw such offer and this Lease shall continue in full force and effect.

        9.3    Standard of Consent to Transfer.    If Landlord does not timely give written notice to Tenant accepting a Recapture Offer or declines to accept the same, then Landlord agrees that, subject to Landlord's receipt of an original agreement executed by Guarantor in form and substance reasonably acceptable to Landlord whereby Guarantor agrees that the obligations of Guarantor under the Guaranty shall extend and apply notwithstanding such Transfer, and also subject to the provisions of this Article 9, Landlord will not unreasonably withhold, condition or delay its consent to a Transfer at fair market rent and otherwise on the terms contained in the Recapture Notice to an entity which will use the Premises fore the Permitted Uses and, in Landlord's reasonable opinion: (a) has a net worth and other financial indicators sufficient to meet Tenant's obligations hereunder; and (b) has a business reputation compatible with the operation of a first class residential and retail building.

        9.4    INTENTIONALLY DELETED.

        9.5    Listing Confers no Rights.    The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

        9.6    Profits In Connection with Transfers.    Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord one hundred percent (100%) of any rent, sum or other consideration to be paid or given in connection with any Transfer, either initially or over time, in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as additional rent.

        9.7    Prohibited Transfers.    Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, Tenant is not in default of any of its obligations under this Lease. Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; or (b) any entity with whom Landlord shall have negotiated for space in the six (6) months immediately preceding such proposed Transfer.

10.   INSURANCE; INDEMNIFICATION; EXCULPATION

        10.1    Tenant's Insurance.

          (a)   Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than Two Million Dollars ($2,000,000), and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord. Tenant shall also carry umbrella liability coverage in an amount of no less than Ten Million Dollars ($10,000,000). Such policy shall also include contractual liability coverage covering Tenant's liability assumed under this Lease, including without limitation the indemnification obligations contained in Sections 1.5, 7.4, 8.4, 10.2 and 24.3 hereof. Such insurance policy(ies) shall name Landlord, Landlord's managing agent and persons claiming by, through or under them, if any, as additional insureds.

          (b)   Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called "all risk" coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Tenant's Work and those Alterations which Tenant is either entitled to or required to remove upon the expiration or earlier termination of the Term (collectively, the "Tenant-Insured Improvements"), and (ii) Tenant's furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant's leasehold estate hereunder, which may be in or upon the Premises or the Building (collectively, "Tenant's Property"). Such insurance shall insure the interests of both Landlord and Tenant as their respective interests may appear form time to time.

          (c)   Tenant shall take out and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Rent due hereunder and Tenant's business losses during such 12-month period.

          (d)   The insurance required pursuant to Sections 9.1 (a), (b), and (c) (collectively, "Tenant's Insurance Policies") shall be effected with insurers approved by Landlord, with a rating of not less than "A-XI" in the current Best's Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies. Tenant's Insurance Policies shall each provide that it shall not be canceled or modified without at least thirty (30) days' prior written notice to each insured named therein. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord binders of Tenant's Insurance Policies issued by the respective insurers setting forth in full the provisions thereof together with evidence satisfactory to Landlord of the payment of all premiums for such policies. In the event of any claim, and upon Landlord's request, Tenant shall deliver to Landlord complete copies of Tenant's Insurance Policies. Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents.

        10.2    Indemnification.    Unless caused by the gross negligence or willful misconduct of any of the Landlord Parties, Tenant will defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

          (a)   Tenant's breach of any covenant or obligation under the Lease;

          (b)   Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon, at or about the Premises;

          (c)   Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises by or the negligence or willful misconduct of any of the Tenant Parties; and

          (d)   On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time, if any, prior to the Term Commencement Date that any of the Tenant Parties may have been given access to the Premises.

        10.3    Property of Tenant.    Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant's Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 10.5 hereof, to the extent such damage or loss is due to the gross negligence or willful misconduct of any of the Landlord Parties.

        10.4    Limitation of Landlord's Liability for Damage or Injury.    Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except to the extent caused by or due to the gross negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has an opportunity to know or should have known of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute gross negligence, and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building.

        10.5    Waiver of Subrogation; Mutual Release.    Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the "Related Parties") for any loss or damage (other than rights of recovery, claims, actions, and causes of action relating to damage to the roof of the Building caused by Tenant) that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any property insurance policy actually being maintained from time to time, even if not required hereunder, or which would be insured against under the terms of any insurance policy required to be carried or maintained hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, negligence by the other party hereto and/or its Related Parties. Landlord and Tenant each agrees to cause appropriate clauses to be included in its property insurance policies necessary to implement the foregoing provisions.

        10.6    Tenant's Acts—Effect on Insurance.    Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Default Rate until paid in full, within ten (1 0) days after receipt of an invoice therefor.

11.   CASUALTY; TAKING

        11.1    Damage.    If the Premises become untenantable in whole or part because of fire or other casualty ("Casualty") covered by insurance required under the Lease or actually carried, or as the result of a taking of the Building and/or the Land in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a "Taking"), then unless the Lease is terminated in accordance with Section 11.2 below, Landlord, in a good and workmanlike manner using materials in quality at least equal to the original materials, shall repair the Building and the Premises so that the Building and the Premises are in substantially the same condition as of the Term Commencement Date, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible. If, in Landlord's reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be repaired as an integral part of Landlord's repair work to the Building or the Premises, such repair shall also be made by Landlord, but at Tenant's sole cost and expense. Subject to rights of Mortgagees, Legal Requirements, zoning laws, and building codes then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Landlord's Force Majeure, Landlord shall substantially complete such repair within one (1) year after Landlord's receipt of all required permits therefor with respect to substantial reconstruction of at least 50% of the Building, or, within one hundred eighty (180) days after Landlord's receipt of all required permits therefor in the case of restoration of less than 50% of the Building. Upon substantial completion of such repair and/or restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building. In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building. "Net" means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all costs and expenses, including adjusters and attorney's fees, of obtaining the same. Tenant shall pay to Landlord Tenant's Percentage Share of any deductible under any property insurance policy maintained by Landlord. Except as Landlord may elect pursuant to this Section 11.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, Tenant's Property or Tenant-Insured Improvements.

        11.2    Termination Rights.

          (a)   Landlord may terminate the Lease upon thirty (30) days' prior written notice to Tenant if:

              (i)  the cost to repair the Premises or Building in the event of a Casualty or Taking exceeds $500,000 or the same is not covered by insurance maintained by Landlord;

             (ii)  any material portion of the Building or any material means of access thereto is taken; or

            (iii)  more than twenty-five percent (25%) of the Building is damaged by Casualty.

          (b)   In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises costs more than $50,000 to repair, then either Landlord or Tenant shall have the option to terminate the Lease upon thirty (30) days' written notice to the other.

          (c)    Automatic Termination.    In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

        11.3    Abatement.    If the Premises are untenantable in whole or in part as a result of Casualty or Taking, Annual Base Rent payable hereunder during the period in which they are untenantable shall be reduced or abated to such extent as may be fair and reasonable under all of the circumstances in Landlord's sole discretion.

        11.4    Taking for Temporary Use.    Subject to Section 11.3 above, if the Premises are Taken for temporary use, the Lease and Tenant's obligations, including without limitation the payment of Rent, shall continue. For purposes hereof, a "Taking for temporary use" shall mean a Taking of ninety (90) days or less.

        11.5    Disposition of Awards.    Except for any separate award for Tenant's movable trade fixtures, relocation expenses, and unamortized leasehold improvements (provided that the same may not reduce Landlord's award), all Taking awards to Landlord or Tenant shall be Landlord's property without Tenant's participation, and Tenant hereby assigns to Landlord Tenant's interest, if any, in such award. Tenant may pursue its own claim against the Taking authority.

12.   ESTOPPEL CERTIFICATE.

        Tenant shall at any time and from time to time upon not less than fifteen (15) days' prior notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that the Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in the Lease and, if so, specifying each such default, and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof. Time is of the essence with respect to any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like. Tenant hereby appoints Landlord as Tenant's attorney-in-fact in its name and behalf to execute such statement if Tenant shall fail to execute and deliver to Landlord any such statement within such fifteen-day period.

13.   HAZARDOUS MATERIALS

        13.1    Prohibition.    Tenant shall not, without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building (i) any inflammable, combustible or explosive fluid, material, chemical or substance (except for reasonable quantities of standard office supplies and cleaning materials stored in proper containers); or (ii) any Hazardous Material (hereinafter defined). Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Article 13 at Tenant's sole cost and expense.

        13.2    Environmental Laws.    Tenant, at its sole cost and expense, shall comply with (i) all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including, without limitation, the laws listed in Section 13.3 below (collectively, "Environmental Laws"), including but not limited to any discharge by any of the Tenant Parties into the air, surface, water, sewers, soil or groundwater of any Hazardous Material, whether within or outside the Premises or Building, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Cambridge Fire Marshall and any insurer of the Building or the Premises with respect to Tenant's use, storage and disposal of any Hazardous Materials.

        13.3    Hazardous Material Defined.    As used herein, the term "Hazardous Material" means any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) designated as a "hazardous substance" pursuant to Section 1311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), or (iii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), or (iv) defined as "hazardous substance" or "oil" under Chapter 21E of the General Laws of Massachusetts.

14.   Rules and Regulations.

        Tenant will faithfully observe and comply with the all rules and regulations promulgated by Landlord from time to time with respect to the Building (collectively, the "Rules and Regulations"). The current version of the Rules and Regulations is attached hereto as Exhibit E. In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

15.   Legal Requirements

        Tenant shall be responsible at its sole cost and expense for complying with (and keeping the Premises in compliance with) all Legal Requirements which are applicable to Tenant's particular use or occupancy of, or Tenant's Work or Alterations made by Tenant to, the Premises. If Tenant receives notice of any violation of Legal Requirements applicable to the Premises or the Building, it shall give prompt notice thereof to Landlord.

16.   DEFAULT

        16.1    Events of Default; Remedies.    The occurrence of anyone or more of the following events shall constitute an "Event of Default" hereunder by Tenant:

          (a)   If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of three (3) days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within three (3) days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 16.1(a) on more than one (1) occasion during the twelve (12) month interval preceding such failure by Tenant;

          (b)   If Tenant shall abandon the Premises (whether or not the keys shall have been surrendered or the Rent shall have been paid);

          (c)   If Tenant shall fail to maintain any insurance required hereunder;

          (d)   If Tenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Article 21 below;

          (e)   If Tenant causes or suffers any release of Hazardous Materials in or near the Building and/or Land;

          (f)    If Tenant shall make a Transfer in violation of the provisions of Article 9 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Article 9 hereof;

          (g)   If Tenant shall fail to deliver an estoppel certificate as required pursuant to Article 12 above;

          (h)   The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than twenty (20) days after notice thereof from Landlord; provided, further, that if the nature of Tenant's default is such that more than twenty (20) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said twenty (20) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord;

          (i)    Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant's inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors;

          (j)    Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,

          (k)   an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder;

          (l)    any judgment, attachment or the like in excess of $75,000 shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within thirty (30) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within thirty (30) days of such entry, recording or filing, as the case may be;

          (m)  the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within thirty (30) days thereafter;

          (n)   a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant's property and such appointment shall not be vacated within thirty (30) days; or

          (o)   any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding.

  Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate the Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant's liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date. Upon such termination, Landlord shall have the right to utilize the Security Deposit or draw down the entire Letter of Credit, as applicable, and apply the proceeds thereof to its damages hereunder. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant. Wherever "Tenant "is used in subsections (i), (j), (k), (1), (m), (n) and (o) of this Section 16.1, it shall be deemed to include any parent entity of Tenant and any guarantor of any of Tenant's obligations under the Lease. The words "re-entry" and "re-enter" as used in the Lease are not restricted to their technical legal meanings.

        16.2    Damages—Termination.

          (a)   Upon the termination of this Lease under the provisions of this Article 16, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

              (i)  the amount (discounted to present value at the rate of eight percent (8%) per annum) by which, at the time of the termination of the Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 16.2(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

             (ii)  amounts equal to Rent which would have been payable by Tenant had the Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating the Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers' commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, "Reletting Costs"), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining term of the Lease; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 16.2(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

          (b)   In calculating the amount due under Section 16.2(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, on the assumption that all such amounts and considerations would have increased at the rate of five percent (5%) per annum for the balance of the full term hereby granted.

          (c)   Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of the Lease would have expired if it had not been terminated hereunder.

          (d)   Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.

          (e)   In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 16.2, Landlord may, by written notice to Tenant, at any time after the Lease is terminated under any of the provisions herein contained or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of (x) an amount equal to the lesser of (1) Rent accrued under the Lease in the twelve (12) months immediately prior to such termination, or (2) Rent payable during the remaining months of the Term if the Lease had not been terminated, plus (y) the amount of Rent accrued and unpaid at the time of termination, less (z) the amount of any recovery by Landlord under the foregoing provisions of this Section 16.2 up to the time of payment of such liquidated damages.

        16.3    Landlord's Self-Help; Fees and Expenses.

          (a)   If Tenant shall default in the performance of any covenant on Tenant's part to be performed in the Lease contained, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 7.1 above, Landlord may, upon reasonable advance notice, except that no notice shall be required in an emergency, immediately, or at any time thereafter, without notice, perform the same for the account of Tenant.

          (b)   If Landlord at any time is compelled to pay or elects to pay any sum of money, or do any act which will require the payment of any sum of money, by reason of the failure of Tenant to comply with any provision hereof, or if Landlord is compelled to or does incur any expense, including reasonable attorneys' fees, in instituting, prosecuting, and/or defending any action or proceeding instituted by reason of any default of Tenant hereunder, Tenant shall on demand pay to Landlord by way of reimbursement the sum or sums so paid by Landlord with all costs and damages, plus interest at the Default Rate until paid in full. In addition, Tenant shall pay all of Landlord's costs and expenses, including without limitation reasonable attorneys' fees, incurred (i) in enforcing any obligation of Tenant under the Lease or (ii) as a result of Landlord or any of the Landlord Parties, without its fault, being made party to any litigation pending by or against arty of the Tenant Parties.

        16.4    Waiver of Redemption, Statutory Notice and Grace Periods.    Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of the Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of the Lease or after the termination of the Lease as herein provided. Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

        16.5    Landlord's Remedies Not Exclusive.    The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

        16.6    No Waiver.    Landlord's failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of the Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of the Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of the Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy in the Lease provided.

17.   SURRENDER; ABANDONED PROPERTY; HOLD-OVER.

        17.1    Surrender

          (a)   Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other Casualty; (ii) remove all of Tenant's Property and, to the extent specified by Landlord, Alterations made by Tenant, and (iii) repair any damages to the Premises or the Building caused by the installation or removal of such Alterations. Tenant's obligations under this Section 17.1 (a) shall survive the expiration or earlier termination of the Lease.

          (b)   All fixtures, equipment, improvements and appurtenances attached to or built into the Premises prior to or during the Term, whether by Landlord or by Tenant, shall be and remain part of the Premises and shall not be removed by Tenant during or at the end of the Term unless Landlord authorizes such removal in writing or otherwise elects to require Tenant to remove such fixtures, equipment, improvements and appurtenances.

          (c)   No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord's agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of the Lease. The delivery of keys to any employee of Landlord or of Landlord's agents shall not operate as a termination of the Lease or a surrender of the Premises.

        17.2    Abandoned Property.    After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the "Abandoned Property") shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Article 16 hereof or pursuant to law, and to any arrears of Rent.

        17.3    Holdover.    If any of the Tenant Parties holds over after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease; provided that whether or not Landlord has accepted Rent, (i) Tenant shall pay Base Rent at 200% of the highest rate of Base Rent payable during the Term, (ii) Tenant shall continue to pay to Landlord all additional rent, including without limitation Percentage Rent (for purposes of this Section 17.3, Percentage Rent equal to the average Percentage Rent payable during the previous twelve (12) months) as specified under this Lease, and (iii) Tenant shall be liable for all damages, including without limitation consequential damages, incurred by Landlord as a result of such holding over, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant's holding over cannot be determined as of the Execution Date. Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term.

18.   MORTGAGEE RIGHTS

        18.1    Subordination.    Tenant's rights and interests under this Lease shall be (i) subject and subordinate to any existing or future mortgages, deeds of trust, overleases, or similar instruments covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a "Mortgage"), or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage. Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord, provided such successor assumes all obligations under the Lease. The provisions of this Section 18.1 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such non-disturbance and subordination as shall be reasonably requested by any such holder within thirty (30) days of request therefor.

        18.2    Notices.    Tenant shall give each Mortgagee the same notices given to Landlord concurrently with the notice to Landlord, and each Mortgagee shall have a reasonable opportunity thereafter to cure a Landlord default, and Mortgagee's curing of any of Landlord's default shall be treated as performance by Landlord.

        18.3    Mortgagee Consent.    Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of a Mortgagee; and the failure or refusal of such Mortgagee to give such consent or approval shall, notwithstanding anything to the contrary in the Lease contained, constitute reasonable justification for Landlord's withholding its consent or approval.

19.   QUIET ENJOYMENT

        Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of the Lease, any matters of record or of which Tenant has knowledge and to any Mortgage to which the Lease is subject and subordinate, as hereinabove set forth.

20.   INTENTIONALLY DELETED

21.   SECURITY DEPOSIT; LETTER OF CREDIT

        21.1    Amount.

          (a)   Contemporaneously with the execution of the Lease, Tenant may either (a) deposit the Security Deposit in cash with Landlord on the Execution Date, or (b) deliver an irrevocable letter of credit to Landlord which shall (i) be in the form attached hereto as Exhibit E; (ii) issued by a bank reasonably acceptable to Landlord upon which presentment may be made in Boston, Massachusetts (if Landlord so requires at the time of its approval thereof); and (iii) be for a term of one (1) year, subject to extension in accordance with the terms hereof (the "Letter of Credit"). The Security Deposit or the Letter of Credit, as the case may be, shall be held by Landlord, without liability for interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of the Lease by the Tenant to be kept and performed during the Term. In no event shall the Security Deposit or the Letter of Credit, as the case may be, be deemed to be a prepayment of Rent nor shall it be considered a measure of liquidated damages. If Tenant elects to deliver a Letter of Credit in lieu of cash, at least thirty (30) days prior to the maturity date of the Letter of Credit (or any replacement Letter of Credit), Tenant shall deliver to Landlord a replacement Letter of Credit which shall have a maturity date no earlier than the next anniversary of the Term Commencement Date or one (1) year from its date of delivery to Landlord, whichever is later.

          (b)   In the event that the Extension Term Base Rent during any Extension Term is greater than Base Rent during the previous term, the amount of the Security Deposit shall be proportionately increased.

        21.2    INTENTIONALLY DELETED

        21.3    Application of Security Deposit.    Upon an Event of Default, then Landlord at its sole option may appropriate and apply the entire Security Deposit, or so much thereof as may be necessary, or draw down all or a part of the Letter of Credit, to compensate Landlord for its actual loss or damage sustained or suffered by Landlord due to such Event of Default on the part of Tenant. The balance of any Letter of Credit cash proceeds shall be held in accordance with the provisions relating to the Security Deposit above. Should the entire Security Deposit or Letter of Credit, or any portion thereof, be appropriated and applied by Landlord, Tenant shall, upon the written demand of Landlord, forthwith remit to Landlord a sufficient amount in cash to restore the Security Deposit to the original sum, or deliver a replacement Letter of Credit in the full original amount, and Tenant's failure to do so within ten (10) days after receipt of such written demand shall constitute an additional Event of Default hereunder. The application of all or any part of the Security Deposit or the cash proceeds of Letter of Credit to any obligation or default of Tenant under the Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

        21.4    Transfer of Security Deposit.    Landlord may deliver the Security Deposit to any successor to Landlord's interest in the Premises. Tenant hereby agrees that upon any such delivery, Landlord shall be released from any and all liability with respect to the Security Deposit, its application and return, and Tenant shall look solely to Landlord's successor for same. If Tenant delivered a Letter of Credit to Landlord in lieu of cash, Tenant shall upon notice from and at no cost to Landlord, deliver to

Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord's successor as the beneficiary thereof. If Tenant fails to deliver such amendment or replacement within ten (10) days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with this Article 21.

        21.5    Credit of Issuer of Letter of Credit.    In event of a material adverse change in the financial position of any bank or institution which has issued the Letter of Credit or any replacement Letter of Credit hereunder, Landlord reserves the right to require that Tenant change the issuing bank or institution to another bank or institution reasonably approved by Landlord. Tenant shall, within ten (10) days after receipt of written notice from Landlord, which notice shall include the basis for Landlord's reasonable belief that there has been a material adverse change in the financial position of the issuer of the Letter of Credit, replace the then-outstanding letter of credit with a like letter of credit from another bank or institution acceptable to Landlord.

        21.6    Return of Security Deposit or Letter of Credit.    Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit or Letter of Credit or the remaining proceeds therefrom, as applicable, shall be returned to Tenant within sixty (60) days after the end of the Term, less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord.

22.   LANDLORD'S LIEN

        In addition to any statutory landlord's lien, now or hereafter enacted, Tenant grants to Landlord, to secure performance of Tenant's obligations hereunder, a security interest in all goods (including equipment and inventory), fixtures, and other personal property of Tenant situated on the Premises, and all proceeds thereof (the "Collateral"), and the Collateral shall not be removed from the Premises without the prior written consent of Landlord (other than in Tenant's ordinary course of business) until all obligations of Tenant have been fully performed. Upon the occurrence of an Event of Default, Landlord may, in addition to all other remedies, without notice or demand except as provided below, exercise the rights afforded to a secured party under the Uniform Commercial Code of the state in which the Premises are located (the "UCC"). To the extent the UCC requires Landlord to give to Tenant notice of any act or event and such notice cannot be validly waived before a default occurs, then five (5) days' prior written notice thereof shall be reasonable notice of the act or event. Tenant grants to Landlord a power of attorney to execute and file any financing statement or other instrument necessary to perfect Landlord's security interest under this Section 22, which power is coupled with an interest and is irrevocable during the Term. Landlord may also file a copy of this Lease as a financing statement to perfect its security interest in the Collateral. Within ten (10) days following written request therefor, Tenant shall execute financing statements to be filed of record to perfect Landlord's security interest in the Collateral.

23.   SIGNAGE

        23.1    Signage.    Provided such signage is permitted as of right in the zoning district in which the Premises are located, on or before the date which is thirty (30) days after the Term Commencement Date, Tenant shall install, at Tenant's sole cost and expense, its standard corporate identity package for signs and exterior lighting ("Standard Signage"), which Standard Signage has been approved by Landlord, in a location approved by Landlord and in compliance with Legal Requirements and Landlord's signage criteria for the Building. Landlord shall cooperate with Tenant at Tenant's sole cost and expense in connection with Tenant's efforts to obtain any necessary approvals for the Standard Signage. Tenant will, at its sole cost and expense, maintain the Standard Signage or other things as may be permitted hereunder and/or approved by Landlord in good condition and repair at all times and in compliance with Legal Requirements. Tenant shall remove the Standard Signage and any other sign installed by Tenant upon the expiration or earlier termination of the Term and shall promptly repair any damage related to the installation, alteration or removal thereof and restore the Premises and the Building to their original condition.

        23.2    Other Signage.    Subject to Section 23.1 above, Tenant will not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and will not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord's written approval.

24.   NOTICES

        Any notice, consent, request, bill, demand or statement hereunder (each, a "Notice") by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:		Massachusetts Institute of Technology 238 Main Street, Suite 200 Cambridge, MA 02142 Attention: Steven C. Marsh
With copies to:		Brown Rudnick Berlack Israels LLP One Financial Center Boston, MA 02111 Attention: Daniel D. Sullivan, Esquire
and
Massachusetts Institute of Technology 77 Massachusetts Avenue Cambridge, MA 02139 Attention: General Counsel
if to Tenant:		Passports, a taste of Europe 36 Cordage Park Circle Suite 301 Plymouth, MA. 02360
with a copy to:		Prudential Duxbury Village PO Box 2096 Duxbury, MA 02331 Attn: J. Quirk, Jr.

Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States. Notices shall be effective upon the date of receipt or refusal thereof.

25.   MISCELLANEOUS

        25.1    Separability.    If any provision of the Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of the Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

        25.2    Captions.    The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of the Lease nor the intent of any provisions thereof.

        25.3    Broker.    Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Finard & Company, LLC and Prudential/Duxbury Realtors (collectively, "Broker"). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

        25.4    Entire Agreement.    The Lease, Lease Summary Sheet and Exhibits A-F attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing the Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

        25.5    Governing Law.    The Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

        25.6    Representation of Authority.    By his or her execution hereof, each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he or she is duly authorized to execute the Lease on behalf of such party. Upon Landlord's request, Tenant shall provide Landlord with evidence that any requisite resolution, corporate authority and any other necessary consents have been duly adopted and obtained.

        25.7    Expenses Incurred by Landlord Upon Tenant Requests.    Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to the Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant's plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord's consent to make a Transfer. Such costs shall be deemed to be additional rent under the Lease.

        25.8    Survival.    Without limiting any other obligation of Tenant which may survive the expiration or prior termination of the Term, all obligations on the part of Tenant to indemnify, defend, or hold Landlord harmless, as set forth in this Lease shall survive the expiration or prior termination of the Tenn.

        25.9    Limitation of Liability.    Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of the Lease or otherwise, other than against Landlord's interest in the Building and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under the Lease. This Section 25.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord. Landlord and Tenant specifically agree that in no event shall Landlord or any of the Landlord Parties ever be personally liable for any obligation under the Lease. In no event shall Landlord or any of the Landlord Parties ever be liable for consequential or incidental damages or for lost profits.

        25.10    Binding Effect.    The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 9 hereof shall operate to vest any rights in any successor or assignee of Tenant.

        25.11    Seizin of Title.    Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord's ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord.

        25.12    No Termination.    The Lease shall not terminate, nor shall Tenant have any right to terminate the Lease, nor shall the obligations and liabilities of Tenant set forth herein be otherwise affected, except as expressly provided herein Tenant agrees that it will remain obligated under the Lease in accordance with all of its terms and provisions, and that it will not take any action to terminate, rescind or avoid the Lease or any portion thereof, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, termination, winding-up or other proceeding affecting Landlord or any assignee of Landlord in any such proceeding, and (ii) any action with respect to the Lease which may be taken by any trustee or receiver of Landlord or of any assignee of Landlord in any such proceeding or by any court in any such proceeding.

[SIGNATURES ON FOLLOWING PAGE)

        IN WITNESS WHEREOF the parties hereto have executed this Lease as a sealed instrument as of the Execution Date.

LANDLORD
MASSACHUSETTS INSTITUTE OF TECHNOLOGY
By:	/s/ STEVEN C. MARSH
Name: Steven C. Marsh Title: Managing Director of Real Estate
TENANT
PASSPORT, A Taste of Europe, Inc.
By:	/s/ ROLAND CZEKELIUS 07/11/02)
Name: Roland Czekelius Title: Vice President

EXHIBIT A

LEGAL DESCRIPTION OF LAND

        A combination of three parcels of land situated in the City of Cambridge, Middlesex County, Commonwealth of Massachusetts, being more particularly bounded and described as follows:

Parcel 1:

        Beginning at the intersection of the southeasterly line of Sidney Street and the southwesterly line of Pacific Street, thence;

S 51° 45' 41" E	Along said southwesterly line of Pacific Street, a distance of 474.47 feet to point on the northwesterly line of Waverly Street, thence;
S 56° 08' 34" W	Along said northwesterly line of Waverly Street, a distance of 230.78 feet to a point, thence;
N 51° 45' 41" W	A distance of 32.76 feet to a point, thence;
N 38° 14' 19" E	A distance of 76.42 feet, to a point, thence;
N 51° 45' 41" W	A distance of 378.14 feet, to a point on the aforesaid southeasterly line of

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  EXHIBIT 10.3
LEASE SUMMARY SHEET
  EXHIBIT A